EXHIBIT 4.11

FIRST AMENDMENT TO THE RECEIVABLES PURCHASE AND
CONTRIBUTION AGREEMENT

This FIRST AMENDMENT, dated as of September 25, 2003 (this “Amendment”) is between RFS HOLDING, L.L.C., a Delaware limited liability company (“Seller”) and RFS FUNDING TRUST, a Delaware statutory trust (“Buyer”) to the Receivables Purchase and Contribution Agreement, dated as of June 27, 2003 (as may be further amended or modified from time to time, the “Receivables Purchase Agreement”), between Seller and Buyer.

PRELIMINARY STATEMENTS

1.                                       Seller and Buyer desire to amend certain provisions of the Receivables Purchase Agreement.

2.                                       In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

AMENDMENTS

SECTION 1.  Amendments to the Receivables Purchase Agreement.  The Receivables Purchase Agreement is hereby amended as follows:

(a)                                  Section 1.1 is hereby amended as follows:

(i)                                     The definition of “Daily Sale Commencement Date” is hereby amended and restated as follows:

““Daily Sale Commencement Date” means the date on which the first series of publically offered Notes is issued or such earlier date as may be agreed upon between Buyer and Seller.”

(ii)                                  The definition of “Gross Principal Balance” is hereby deleted in its entirety.

(b)                                 The first sentence of Section 2.8(b) is hereby amended and restated as follows:

“The portion of the Principal Receivables arising in Accounts relating to any Retailer as to which a Discount Percentage is in effect that shall be recharacterized as Finance Charge Receivables shall equal the product of (x) an amount equal to the aggregate Outstanding Balance of such Principal Receivables (before giving effect to the recharacterization) and (y) a fraction the numerator of which is the Discount Option Receivables relating to such Retailer and the denominator of which is the aggregate Outstanding Balance of all Principal Receivables for such Retailer (before giving effect to the recharacterization for such Retailer.”

(c)                                  Section 2.8(c) is hereby amended and restated as follows:

“Notwithstanding clause (b), the portion of  Collections of Principal Receivables arising in Accounts relating to any Retailer as to which a Discount Percentage is in effect that shall be recharacterized as Collections of Finance Charge Receivables (“Discount Option Receivables Collections”) shall equal, on any Date of Processing on and after the date on which Seller’s exercise of its discount option for such Retailer takes effect, the product of (a) a fraction the numerator of which is the amount of the Discount Option Receivables relating to such Retailer and the denominator of which is the aggregate Outstanding Balance of all Principal Receivables for such Retailer (before giving effect to the recharacterization), in each case (for both numerator and denominator) as most recently determined pursuant to clause (b) and (b) Collections of Principal Receivables relating to such Retailer (before giving effect to the recharacterization) received on such Date of Processing.”

SECTION 2.  Representations and Warranties.  In order to induce the parties hereto to enter into this Amendment, each party hereto represents and warrants unto the other party hereto as set forth in this Section 3:

(a)                                  The execution, delivery and performance by such party of this Amendment are within its powers, have been duly authorized by all necessary action, and do not:  (i) contravene its organizational documents or (ii) contravene any contractual restriction, law or governmental regulation or court decree or order being on or affecting it.

(b)                                 This amendment constitution the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditor’s rights and general equitable principles.

SECTION 3.  Binding Effect; Ratification.

(a)                                  This amendment shall become effective, as of the date first set forth above, when counterparts hereof shall have been executed and delivered by the parties hereto.

(b)                                 When the condition set forth in Section 3(a) above has been satisfied, (i) this Amendment shall become part of the Receivables Purchase Agreement and (ii) each reference in the Receivables Purchase Agreement to “this Agreement” or “hereof”, “hereunder” or words of like import, and each reference in any other Related Document (as defined in the Receivables Purchase Agreement) to the Receivables Purchase Agreement shall mean and be a reference to the Receivables Purchase Agreement as amended hereby.

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SECTION 4.  Miscellaneous.

(a)                                  THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARDING TO THE CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)                                 Headings used herein are for convenience of reference only and shall not affect the meanings of this Amendment.

(c)                                  This Amendment may be executed in any number of counterparts, and by parties hereto on separate counterparts, each of which shall be an original and all of which take together shall constitute one and the same agreement.

(d)                                 Executed counterparts may be delivered electronically

(e)                                  Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by Deutsche Bank Trust Company Delaware, not in its individual capacity but solely in its capacity as owner trustee of Buyer, and in no event shall Deutsche Bank Trust Company Delaware, in its individual capacity, or any beneficial owner of Buyer have any liability for the representations, warranties, covenants, agreements or other obligations of Buyer hereunder, as to all of which recourse shall be had solely to the assets of Buyer.  For all purposes of this Amendment, in the performance of any duties or obligations of Buyer hereunder, Deutsche Bank Trust Company Delaware shall be subject to, and entitled to the benefits of, the terms and provisions of Article VII of the Trust Agreement (as defined in the Receivables Purchase Agreement).

[Signature Pages Follow]

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IN WITNESS WHEREOF, Seller and Buyer have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

RFS FUNDING TRUST, Buyer

By:	DEUTSCHE BANK TRUST COMPANY DELAWARE, not in its individual capacity but solely as Trustee on behalf of the Borrower

	By:	/s/ Susan Barstock
	Name:	Susan Barstock
	Title:	Vice President

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RFS HOLDING, L.L.C., as Seller

By:	/s/ Iain J. Mackay
Name:	Iain J. Mackay
Title:	Chief Financial Officer and Manager

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